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BCB FINANCIAL SERVICES CORPORATION
1996 STOCK OPTION PLAN
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                        TABLE OF CONTENTS

Article

1.   PURPOSE OF THE PLAN......................................  1

2.   DEFINITIONS..............................................  1

3.   ADMINISTRATION OF THE PLAN...............................  2

4.   COMMON STOCK SUBJECT TO THE PLAN.........................  4

5.   STOCK OPTIONS............................................  4

6.   ELIGIBILITY..............................................  6

7.   TERM AND EXERCISE OF OPTIONS.............................  6

8.   TERMINATION OF EMPLOYMENT................................  8

9.   ADJUSTMENT PROVISIONS....................................  9

10.  ONE-TIME GRANT OF STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS 10

11.  GENERAL PROVISIONS....................................... 11
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Article 1.  PURPOSE OF THE PLAN

     1.1 Purpose - The BCB Financial Services Corporation 1996 Stock Option Plan (the "Plan") is intended to advance the interests of BCB Financial Services Corporation (the "Corporation") by providing officers and key employees who have substantial responsibility for the direction and management of the Corporation with additional incentive for them to promote the success of the Corporation's business, to increase their proprietary interest in the success of the Corporation, and to encourage them to remain in its service. These goals will be effectuated through the granting of certain stock options. In addition, pursuant to the provisions of Article 10, non-employee directors will receive a one-time grant of stock options hereunder.

     1.2 Stock Options to be Granted - Incentive Stock Options within the meaning of Code Section 422(b) and Nonqualified Stock Options may be granted within the limitations of the Plan herein described.

Article 2.  DEFINITIONS

     2.1 "Agreement" - The written instrument evidencing the grant of an Option. A Participant may be issued one or more Agreements from time to time, reflecting one or more options.

     2.2 "Bank" - Berks County Bank, a wholly-owned subsidiary of the Corporation.

     2.3    "Board" - The Board of Directors of the Corporation.

     2.4 "Code" - The Internal Revenue Code of 1986, as amended.

     2.5 "Committee" - The Committee which the Board appoints to administer the Plan.

     2.6    "Common Stock" - The common stock of the Corporation
            ($2.50 par value) as described in the Corporation's
            Articles of Incorporation, or such other stock as shall be substituted therefor.

     2.7 "Corporation" - BCB Financial Services Corporation or any Subsidiary.

     2.8 "Director" - A member of the Board who is not an Employee, who is also a director of the Bank.

     2.9 "Employee" - Any key employee (including officers, executives and supervisory personnel) of the Corporation or the Bank.

     2.10 "Exchange Act" - The Securities Exchange Act of 1934, as amended.

     2.11 "Incentive Stock Option" - A stock option intended to satisfy the Requirements of Code Section 422(b).

     2.12 "Nonqualified Stock Option" - A stock option other than an incentive stock option.

     2.13   "Optionee" - A Participant who is awarded a Stock
            Option pursuant to the provisions of the Plan.

     2.14 Participant" - An Employee selected by the Committee to receive a grant of an Option under the Plan.

     2.15   "Plan" - BCB Financial Services Corporation 1996
            Stock Option Plan.

     2.16 "Retirement" - Any date an Employee is entitled to retire under the Corporation's retirement plans and shall include normal retirement at age 65, early retirement at age 62, and retirement at age 60 after thirty (30) years of service.

     2.17 Securities Act" - The Securities Act of 1933, as amended.

     2.18 "Stock Option" or "option" - An award of a right to purchase Common Stock pursuant to the provisions of the Plan.

     2.19 "Subsidiary" - A subsidiary corporation as defined in Code Section 424(f) that is a subsidiary of the Corporation.

Article 3.  ADMINISTRATION OF THE PLAN

     3.1 The Committee - The Plan shall be administered by a Committee of the Board (the "Committee") composed of those members of the Board (at least three in number) who are not employees of the Corporation. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board.

     3.2    Powers of the Committee -

            (a)  The Committee shall be vested with full
                 authority to make such rules and regulations as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan, unless otherwise determined by the Board. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all optionees and any person claiming under or through an Optionee, unless otherwise determined by the Board.

            (b) Subject to the terms, provisions and conditions of the Plan and subject to review and approval by a majority of the Board, the Committee shall have exclusive jurisdiction to:

                 (i) determine and select the key Employees to be granted Options (it being understood that more than one option may be granted to the same person);

                 (ii) determine the number of shares subject to each Option;

                 (iii) determine the date or dates when the
                       Options will be granted;

                 (iv) determine the purchase price of the shares subject to each option in accordance with
                       Article 5 of the Plan;

                 (v)   determine the date or dates when each
                       option may be exercised within the term of the Option specified pursuant to Article 7 of the Plan;

                 (vi)  determine whether or not an Option
                       constitutes an Incentive Stock Option; and

                 (vii) prescribe the form, which shall be
                       consistent with the Plan, of the Agreement evidencing any Options granted under the Plan.

     3.3 Terms - The grant of an Option under the Plan shall be evidenced by an Agreement and may include any terms and conditions consistent with this Plan, as the Committee may determine.

     3.4 Liability - No member of the Board or the Committee shall be liable for any action or determination made in good faith by the Board or the Committee with respect to this Plan or any Options granted under this Plan.

Article 4.  COMMON STOCK SUBJECT TO THE PLAN

     4.1 Common Stock Authorized - The aggregate number of shares of Common Stock for which Options may be granted under the Plan shall not exceed 95,000 shares. The limitation established by the preceding sentence shall be subject to adjustment as provided in Article 9 of the Plan.

     4.2 Shares Available - The Common Stock to be issued upon exercise of Options granted under the Plan shall be the Corporation's Common Stock which shall be made available at the discretion of the Board, either from authorized but unissued Common Stock or from Common Stock acquired by the Corporation, including shares purchased in the open market. In the event that any outstanding option under the Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of such Option may thereafter be regranted subject to option under the Plan.

Article 5.  STOCK OPTIONS

     5.1 Exercise Price - The exercise price of Common Stock shall be, in the case of an Incentive Stock Option, 100 percent of the fair market value of one share of Common Stock on the date the Option is granted, except that the purchase price per share shall be 110 percent of such fair market value in the case of an Incentive Stock Option granted to any individual described in Section 6.2 of the Plan. The exercise price of Common Stock shall be, in the case of a Nonqualified Stock Option, not less than 100 percent of the fair market value of one share of Common Stock on the date the Option is granted. The exercise price shall be subject to adjustment only as provided in Article 9 of the Plan.

     5.2 Limitation on Incentive Stock Options - The aggregate fair market value (determined as of the date an option is granted) of the stock with respect to which Incentive Stock options are exercisable for the first time by any individual in any calendar year (under the Plan and all other plans maintained by the Corporation) shall not exceed $100,000.

     5.3    Determination of Fair Market Value -

            (a) During such time as Common Stock is not listed on an established stock exchange or exchanges but is listed in the NASDAQ National Market System, the fair market value per share shall be the closing sale price for the Common Stock on the day the Option is granted. If no sale of Common Stock has occurred on that day, the fair market value shall be determined by reference to such price for the next preceding day on which a sale occurred.

            (b) During such time as the Common Stock is not listed on an established stock exchange or in the NASDAQ National Market System, fair market value per share shall be the mean between the closing dealer "bid" and "asked" prices for the Common Stock for the day of the grant, and if no "bid" and "asked" prices are quoted for the day of the grant, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

            (c) If the Common Stock is listed on an established stock exchange or exchanges, the fair market value shall be deemed to be the closing price of Common Stock on such stock exchange or exchanges on the day the Option is granted or, if no sale of Common Stock has been made on any stock exchange on that day, the fair market value shall be determined by reference to such price for the next preceding day on which a sale occurred.

            (d) In the event that the Common Stock is not traded on an established stock exchange or in the NASDAQ National Market system, and no closing dealer "bid" and "asked" prices are available on the date of a grant, then fair market value will be the price established by the Committee in good faith.

     5.4 Limitation on Grants - Commencing January 1, 1996, grants of Stock Options to any Employee under this Plan shall not exceed, in the aggregate, 200,000 Options during any period of 12 consecutive months. Such limitations shall be subject to adjustment in the manner described in Article IX.

     5.5 Cashless Exercise - In addition, at the request of a Participant and to the extent permitted by applicable law, the Corporation may, in its sole discretion, selectively approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the Participant, shall pay to the Corporation the exercise price of the Stock Options being exercised, and the Corporation, pursuant to an irrevocable notice from the Participant, shall promptly deliver the shares being purchased to such firm.

Article 6.  ELIGIBILITY

     6.1 Participation - options shall be granted only to persons who are Employees of the Corporation, as determined by the Committee, based upon the recommendation of the Chief Executive Officer and ratified by a majority of the members of the Board. Neither the members of the Committee nor any member of the Board who is not an employee of the Corporation shall be eligible to receive an Option under the Plan.

     6.2 Incentive Stock Option Eligibility - Notwithstanding any other provision of the Plan, an individual who owns more than 10 percent of the total combined voting power of all classes of outstanding stock of the Corporation shall not be eligible for the grant of an Incentive Stock Option, unless the special requirements set forth in Sections 5.1 and 7.1 of the Plan are satisfied. For purposes of this
            Section 6.2, in determining stock ownership, an individual shall be considered as owning the stock owned, directly or indirectly, by or for his or her brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. "Outstanding stock" shall include all stock actually issued and outstanding immediately before the grant of the Option. "Outstanding stock" shall not include shares authorized for issue under outstanding Options held by the Optionee or by any other person.

     6.3 Board Participation - Notwithstanding the provisions of Section 6.1, any Director shall be granted Options under this Plan only pursuant to Article 10.

Article 7.  TERM AND EXERCISE OF OPTIONS

     7.1 Termination - Each Option granted under the Plan shall terminate on the date determined by the Committee and approved by a majority of the members of the Board, and specified in the Agreement; provided, however, that (i) each intended Incentive Stock Option granted to an individual described in
            Section 6.2 of the Plan shall terminate not later than five years after the date of the grant,
            (ii) each other intended Incentive Stock option shall terminate not later than ten years after the date of grant, and (iii) each Option granted under the Plan which is intended to be a Nonqualified Stock Option shall terminate not later than ten years and one month after the date of grant. Except as otherwise provided below, each Option granted under the Plan shall become exercisable only after the Optionee has completed six months of continuous employment with the Corporation or the Bank immediately following the date of the grant of the Option or a Change of Control occurs. If a Change of Control occurs, Stock Options granted hereunder shall become immediately exercisable. The Committee at its discretion may provide further limitations on the exercisability of Options granted under the Plan. An Option may be exercised only during the continuance of the optionee's employment, except as provided in
            Article 8 and shall not be assignable or transferable by the Optionee other than by will or the laws of descent and distribution, and during the lifetime of an Optionee shall be exercisable only by such Optionee.

     7.2    Exercise -

            (a) A person electing to exercise an option shall give written notice to the Corporation of such election and of the number of shares they have elected to purchase, in such form as the Committee shall have prescribed or approved, and shall at the time of exercise tender the full purchase price of the shares they have elected to purchase. The purchase price shall be paid in full, in cash, upon the exercise of the Option, provided, however, that in lieu of cash, an optionee may exercise an option by tendering to the Corporation shares of Common Stock owned by them and having a fair market value equal to the cash exercise price applicable to the Option (with the fair market value of such stock to be determined in the manner provided in Section 5.3 hereof) or by delivering a combination of cash and such shares. Notwithstanding the foregoing, Common Stock acquired pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless the holding period requirements of Code Section 422(a)(1) have been satisfied, and Common Stock not acquired pursuant to the exercise of an Incentive Stock option may not be tendered as payment unless it has been held, beneficially and of record, for at least one year.

            (b) A person holding more than one Option at any relevant time may, in accordance with the provisions of the Plan, elect to exercise such options in any order.

     7.3 Change in Control - For purposes of this Article 7, a Change of Control will be deemed to have occurred
            (a) if the Corporation or its shareholders execute an agreement to dispose of all or substantially all of the Corporation's assets or Common Stock by means of sale, merger, consolidation, reorganization, liquidation or otherwise, as a result of which the Corporation's shareholders immediately before such transaction will not own at least seventy-five percent (75%) of the total combined voting power of all classes of voting Common Stock of the surviving entity (be it the Corporation or otherwise) immediately after the consummation of such transaction or (b) if there is an actual or threatened change in the ownership of at least twenty-five percent (25%) of all classes of voting Common Stock of the Corporation through the acquisition of, or an offer to acquire such percentage of the Corporation's voting Common Stock by any persons or other entities acting as a group, and such acquisition or offer has not been duly approved by the Board.

Article 8.  TERMINATION OF EMPLOYMENT

     8.1 Retirement - In the event of Retirement, an Option shall lapse at the earlier of the term of the Option or:

            (a) In the case of an Incentive Stock Option, three months from the date of Retirement; and

            (b)  in the case of options other than Incentive
                 Stock Options, up to 24 months, at the
                 discretion of the Committee, from the date of Retirement.

     8.2 Voluntary Termination - In the event of voluntary termination of employment at the election of the Optionee or termination at the election of the Corporation prior to a Change in Control, all Options shall lapse as of the date of termination. In the event of termination by the Corporation or any successor within one year after a Change in Control, all Options shall lapse at the earlier of the term of the Option or three months from the date of termination.

     8.3 Death or Disability - In the event of termination due to death or permanent and total disability, the Option shall lapse at the earlier of the term of the Option or one year after termination due to such causes. The term "permanent and total disability" shall, for purposes of the Plan, be defined in the same manner as such term is defined in Code
            Section 22(e)(3).

Article 9.  ADJUSTMENT PROVISIONS

     9.1    Share Adjustments -

            (a) In the event that the shares of Common Stock of the Corporation, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares of stock shall be increased through the payment of a stock split or stock dividend, then, subject to the provisions of Subsection (c) below, there shall be substituted for or added to each share of stock of the Corporation which was theretofore appropriated, or which thereafter may become subject to an option under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of the stock of the Corporation shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. Outstanding Options shall also be appropriately amended as to price and other terms, as may be necessary to reflect the foregoing events.

            (b) If there shall be any other change in the number or kind of the outstanding shares of the stock of the Corporation, or of any stock or other securities in which such stock shall have been changed, or for which it shall have been exchanged, and if a majority of the members of the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any option which was theretofore granted or which may thereafter be granted under the Plan, then such adjustment shall be made in accordance with such determination.

            (c) The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

     9.2 Corporate Changes - A dissolution or liquidation of the Corporation, or a merger or consolidation in which the Corporation is not the surviving Corporation, shall cause each outstanding Option to terminate, except to the extent that another corporation may and does in the transaction assume and continue the Option or substitute its own options.

     9.3 Fractional Shares - Fractional shares resulting from any adjustment in Options pursuant to this Article 9 may be settled as the Board or the Committee (as the case may be) shall determine.

     9.4 Binding Determination - To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Notice of any adjustment shall be given by the Corporation to each holder of an Option which shall have been so adjusted.

Article 10. ONE-TIME GRANT OF STOCK OPTIONS TO NON-EMPLOYEE
            DIRECTORS

     10.1 Grant - Contemporaneous with the effective date of this Plan and in accordance with the requirements of
            Section 11.1, each non-employee Director shall automatically be granted Nonqualified Stock Options to purchase 5,000 shares of the Corporation's Common Stock at the price of $____________ per share.

     10.2   Termination - Notwithstanding the provisions of
            Article 8 hereof, if a Director's service with the Corporation terminates by reason of Permanent and Total Disability or Retirement as a director of the Corporation, any vested Option held by such Director may be exercised for a period of one year from the date of such termination or until the expiration of the Option, whichever is earlier. If a Director's service with the Corporation terminates by reason of death or under mutually satisfactory conditions, or if a Director dies within the one year period following the termination by reason of Permanent and Total Disability or Retirement from active service as a director of the Corporation or within the one year period following termination under mutually satisfactory conditions, any vested Option held by such Director may be exercised for a period of one year from the date of such termination or post-termination death, as the case may be, or until the expiration of the stated term of the Option, whichever is earlier. All applicable provisions of this Plan not inconsistent with this Article 10 shall apply to Options granted to Directors.

Article 11. GENERAL PROVISIONS

     11.1 Effective Date - The Plan shall become effective upon its adoption by the Board, provided that any grant of an Incentive Stock Option is subject to the approval of the Plan by the shareholders of the Corporation within 12 months of adoption by the Board.

     11.2 Termination of the Plan - Unless previously terminated by the Board of Directors, the Plan shall terminate on, and no Options shall be granted after, the tenth anniversary of its adoption by the Board.

     11.3   Limitation on Termination, Amendment or Modification

            (a) The Board may at any time terminate, amend, modify or suspend the Plan, provided that without the approval of the shareholders of the Corporation no amendment or modification shall be made by the Board which:

                 (i) increases the maximum number of shares of Common Stock as to which Options may be granted under the Plan; or

                 (ii)  changes the class of eligible Employees.

            (b) No amendment, modification, suspension or termination of the Plan shall in any manner affect any option theretofore granted under the Plan without the consent of the Optionee or any person validly claiming under or through the Optionee.

     11.4 No Right to Employment - Neither anything contained in the Plan or in any instrument under the Plan nor the grant of any Option hereunder shall confer upon any Optionee any right to continue in the employ of the Corporation or of any Subsidiary or limit in any respect the right of the Corporation or of any Subsidiary to terminate the optionee's employment at any time and for any reason.

     11.5   Withholding Taxes -

            (a) Subject to the provisions of Subsection (b), the Corporation will require that an Optionee, as a condition of the exercise of an Option, other than an Incentive Stock Option or any other person or entity receiving Common Stock upon exercise of an option, pay or reimburse any taxes which the Corporation is required to withhold in connection with the exercise of the Option.

            (b)  An Optionee may satisfy the withholding
                 obligation described in Subsection (a), in whole or in part, by electing to have the Corporation withhold shares of Common Stock (otherwise issuable upon the exercise of an Option) having a fair market value equal to the amount required to be withheld. An election by an optionee to have shares withheld for this purpose shall be subject to the following restrictions:

                 (i) it must be made prior to the date on which the amount of tax to be withheld is determined (the "Tax Date");

                 (ii)  it shall be irrevocable;

                 (iii) it shall be subject to disapproval by the
                       Committee;

                 (iv)  if the Optionee is an officer of the
                       Corporation within the meaning of
                       Section 16 of the Exchange Act (an
                       "Officer"), such election may not be made within six (6) months of the grant of the Option (except that this restriction shall not apply in the event of the death or disability of the Optionee prior to the expiration of the six-month period);

                 (v) the Optionee is an officer, such election must be made either at least six months prior to the Tax Date or in the ten-day "window period" beginning on the third day following the release of the Corporation's quarterly or annual summary statement of revenues and earnings; and

                 (vi)  where the Tax Date of an officer is
                       deferred up to six months after the
                       exercise of an Option, the full number of option shares will be issued or transferred upon exercise, but the officer will be unconditionally obligated to tender back to the Corporation the proper number of shares of Common Stock on the Tax Date.

     11.6   Listing and Registration of Shares

            (a) No Option granted pursuant to the Plan shall be exercisable in whole or in part if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares of Common Stock subject to such Option on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue of shares thereunder, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

            (b) If a registration statement under the Securities Act with respect to the shares issuable upon exercise of any Option granted under the Plan is not in effect at the time of exercise, as a condition of the issuance of the shares the person exercising such Option shall give the Committee a written statement, satisfactory in form and substance to the Committee, that they are acquiring the shares for their own account for investment and not with a view to their distribution. The Corporation may place upon any stock certificate for shares issuable upon exercise of such Option the following legend or such other legend as the Committee may prescribe to prevent disposition of the shares in violation of the Securities Act or other applicable law:

                       "THE SHARES REPRESENTED BY THIS
                       CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
                       THE SECURITIES ACT OF 1933 ("ACT") AND MAY
                       NOT BE SOLD, PLEDGED, HYPOTHECATED OR
                       OTHERWISE TRANSFERRED OR OFFERED FOR SALE
                       IN THE ABSENCE OF AN EFFECTIVE
                       REGISTRATION STATEMENT WITH RESPECT TO
                       THEM UNDER THE ACT OR A WRITTEN OPINION OF
                       COUNSEL FOR THE CORPORATION THAT
                       REGISTRATION IS NOT REQUIRED."